Exhibit 10.22

RETAILER PROGRAM AGREEMENT
CONN APPLIANCES, INC.

THIS RETAILER PROGRAM AGREEMENT (the “Agreement”) is made as of April 16, 2009 (the “Effective Date”) by and between GE MONEY BANK, a federal savings bank located at 4246 South Riverboat Road, Suite 200, Salt Lake City, UT  84123-2551 (“Bank”), and Conn Appliances, Inc., a Texas corporation located at 3295 College Avenue, Beaumont Texas 77701 (“Retailer”).

A.           Bank is willing to provide an open-end credit program to qualified customers of Retailer on the terms set forth in this Agreement (the “Program”).

B.           Under the Program, (i) customers may finance the purchase of goods and services provided by Retailer and (ii) Retailer will accept credit cards issued under the Program (“Cards”) and will process applications and credit transactions for credit accounts established by Bank (“Accounts”).

NOW, THEREFORE, in consideration of the following terms and conditions and for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Bank and Retailer agree as follows:

1.           Bank’s Obligations.  Bank’s obligations include the following:

(a)           Establish and administer the Program in accordance with all applicable laws and the terms and conditions of this Agreement;

(b)           Provide a point-of-sale process for Retailer to use to enter customer applications and Card transactions for authorization and processing;

(c)           Provide to Retailer a guide or manual which shall set forth instructions on how to submit and process transactions, as well as other relevant Program information (the “Operating Procedures”);

(d)           Provide to Retailer the approved forms of credit disclosures (credit applications, terms, privacy policies) and updates as they are published; and

(e)           Contact Retailer in the event of any dispute requiring support from Retailer to resolve, which is made by an individual who has an Account under the Program (“Accountholder”).

(f)           Provide training for Retailer and its sales associates to assist in the understanding and implementation of subparagraph 1 (a) through (d);

2.           Retailer’s Obligations.  Retailer’s obligations include the following:

(a)           Honor the Card as a method of payment for purchases and display point-of-sale signage relating to the Program which is distributed or approved by Bank;

(b)           Promote, accept and process credit applications for Accounts from certain of its customers for certain promotions and only for personal, family or household purposes, in accordance with this Agreement and the Operating Procedures (e.g., ensure that requested fields are completed, verify identification, provide required terms and disclosures, etc.), without discrimination of any kind;

(c)           Process only bona fide charges and credits and transmit them to Bank in the required format, as set forth in the Operating Procedures;

(d)           Ensure that all information, about the Program (other than Bank’s printed terms), and all Program advertising conducted by Retailer, provided or directed to prospective applicants, customers and Accountholders is complete, accurate and legally compliant, and refer prospective applicants and customers to the printed Program terms for detailed information;

(e)           Only use documents and forms in connection with the Program that were provided to Retailer, or approved in writing, by Bank (and only the latest version of such documents) and refrain from modifying any such approved documents or forms without Bank’s prior written consent;

(f)           Cooperate in the resolution of any Accountholder disputes; respond within ten (10) days to any dispute forwarded to Retailer from Bank, and; forward to Bank promptly after receipt by Retailer copies of any communication relating to an Account received from any person;

(g)           Obtain an authorization code from Bank on all transactions prior to submission, and call Bank’s voice authorization facility prior to completion of a transaction in any case involving suspicious or unusual circumstances, including those in which the signature on the sales slip does not match the signature on the Card;

(h)           Maintain fair and legally compliant return and exchange policies, and ensure that any material restriction or limitation is clearly and conspicuously disclosed to customers;

(i)           Comply in all respects at all times with applicable laws, the terms of this Agreement, the Operating Procedures (as such Operating Procedures may be modified or updated from time to time by Bank), and other bulletins provided to Retailer by Bank from time to time;

(j)           Train its personnel sufficiently, and provide time and space for Bank to conduct training of Retailer personnel, so as to be able to properly fulfill its responsibilities under the Program;

(k)           Deliver all goods and/or services covered by any charge processed under Section 3 prior to the time Retailer submits the applicable Charge Transaction Data to Bank for settlement under such Section; and

(l)           Retailer shall (i) develop and implement during each Program Year (as defined below) multiple credit promotions (the Retailer Fee Percentages for which are set forth on Schedule 5(a)) to finance such products as Retailer may from time to time select, and (ii) actively promote the use of such credit promotions in connection with such products.   As use in this Agreement, “Program Year” means the twelve-month period between anniversaries of the Effective Date, with the first such period beginning on the Effective Date.

3.           Settlement Process/Payment for Charges.

(a)           As part of Retailer’s obligations to Bank in connection with the Program, Retailer agrees to transmit to Bank, promptly, but in any event, no longer than five (5) days after the transaction date, complete information about all charges and credits to Accounts (“Charge Transaction Data”) occurring since the immediately previous transmission, as provided in the Operating Procedures. Upon receipt of the Charge Transaction Data, and provided Retailer is not in default under this Agreement, Bank will deposit to a bank account designated by Retailer the total amount of all charges reflected in such Charge Transaction Data, less the total of (i) any credits reflected in such Charge Transaction Data, (ii) any amounts being charged back to Retailer, (iii) any Retailer Fees (and/or corrections to any such fees based on erroneous information submitted by Retailer), and (iv) at Bank’s option, any other amounts which may be owed by Retailer to Bank.  If at any time, the amount Bank owes Retailer is less than the amount Retailer owes Bank (without regard to any Reserve Account established pursuant to Section 3(b) hereof), Retailer agrees to pay Bank the net difference.  Retailer hereby authorizes Bank to initiate ACH credits and debits to Retailer’s designated bank account for purposes of settling transactions hereunder, and making necessary adjustments and initiating payments due to Bank from Retailer hereunder.

(b)           If Retailer breaches this Agreement or if Bank experiences an Excessive (as defined below) number of disputes and/or chargebacks, returns or credits relating to charges submitted by Retailer (based on Bank’s experience with Retailer and/or other retailers) during any calendar month (each such month, a “Trigger Month”), then Bank may withhold from the settlement payments otherwise due Retailer an amount Bank deems necessary to fund a non-interest bearing reserve account (the “Reserve Account”), but in no event shall such amount exceed the product of (i) Net Program Sales for the ninety (90) day period ending as of the end of the Trigger Month multiplied by (ii) a percentage, the numerator of which is the aggregate amount of credits, charge backs and disputes during the Trigger Month and the denominator of which is Net Program Sales during the Trigger Month.  Bank shall be the sole owner of the Reserve Account (if any), and may (but need not) debit the Reserve Account from time to time to satisfy any amounts owed by Retailer to Bank.  However, Bank will return to Retailer any amounts remaining in the Reserve Account no later than one year after termination of Retailer’s participation in the Program (the “Final Liquidation Date”).  For purposes of this Section, “Excessive” shall mean, with respect to any period, that the aggregate amount at issue in connection with all credits, charge backs and disputes for such period exceeds three percent (3.00%) of Net Program Sales (as defined in Schedule 9(j)(B) hereto) for such period.

(c)           Retailer will not process any charge for more than the sale price of the goods or services (including taxes) or impose any surcharge on transactions made under the Program, and will not require the Accountholder to pay any part of any charge assessed by Bank to Retailer, whether through any increase in price or otherwise, or to pay any contemporaneous finance charge in connection with the transaction charged to an Account.  Additionally, Retailer will not accept any payments from an Accountholder for charges billed on an Account, and will instead refer the Accountholder to Bank’s payment address.  If for any reason, Retailer inadvertently receives an Accountholder payment, Retailer will hold such payment in trust for Bank and will immediately forward such payment to Bank for processing.  Additionally, Retailer hereby grants Bank a limited power of attorney to cash and retain for its own account any Accountholder payments on Accounts which are erroneously made out to Retailer.

4.           Bank to Extend Credit.

(a)           Accountholder Terms.  Bank, in its discretion, may establish and modify, from time to time, (i) the ordinary finance charge rates applicable to credit extended to Accountholders, and (ii) all other terms upon which credit will be extended to Accountholders, including without limitation, repayment terms, default finance charges, late fees, overlimit charges, returned check charges, and other ordinary fees and charges.

(b)           Credit Review Point.  Bank shall provide an internal credit allocation for the Program in the amount of the Credit Review Point.  Bank shall not be obligated to make any extension of credit under the Program if, after such extension, the aggregate indebtedness for all Accounts would exceed the Credit Review Point then in effect.  If, at any time during the term of this Agreement, the aggregate indebtedness with respect to all Accounts equals or exceeds eighty percent (80%) of the Credit Review Point then in effect (“CRP Threshold Date”), Bank will (i) promptly notify Retailer, (ii) review the Program and the Credit Review Point, and (iii) either increase the then existing Credit Review Point or leave such Credit Review Point at its existing level.  Bank will select one of the foregoing options in clause (iii) within 90 days after such CRP Threshold Date, and will give Retailer written notice of such election, including, in the case of an election to increase the Credit Review Point, the amount of such increase.  If at any time Bank notifies Retailer of its election not to increase the then applicable Credit Review Point pursuant to this Section, Retailer shall have the termination rights set forth in Section 15(b)(iii).  For the purposes of this Agreement, “Credit Review Point” means Seventy-Five Million Dollars ($75,000,000) or such other higher amount as Bank, in its discretion, may from time to time specify to Retailer in writing.

5.           Credit-Based Promotions; Retailer Fees.

(a)           Bank initially will make available under the Program those credit-based promotions and corresponding “Retailer Fee Percentages” described on the attached Schedule 5(a).

(b)            In connection with all credit-based promotions and non-promotional credit offers, Retailer agrees to pay to Bank the Retailer Fees applicable to each submission to Bank of Charge Transaction Data.

(c)           At the end of each six (6) month period during the Term (the first such period beginning on the Effective Date), Bank may, after notice to Retailer and subject to the provisions of Section 15(b)(xi), adjust the Retailer Fee Percentages and, for any credit-based promotion, terminate such promotion or adjust the Retailer Fee Percentage applicable thereto.

(d)           If Bank and Retailer agree to offer any additional credit-based promotions not included on Schedule 5(a), Bank will establish in writing, with acknowledgment by Retailer, the Retailer Fee Percentage applicable to the calculation of the Retailer Fee payable by Retailer for qualifying purchases, as well as such other terms and conditions as the parties shall agree.  Bank’s approval of any billing and credit terms for any promotion is not intended to be and will not be construed to be an approval of any materials used in advertising or soliciting participation in such promotion.

(e)           Without limiting Bank’s right to adjust Retailer Fee Percentages as set forth in Section 5(c) of the Agreement, during the Term, Bank shall adjust the Retailer Fee Percentages to reflect changes in its cost of funds as follows:

(i)   As of the end of the first full calendar quarter following the Effective Date, and as of the end of each calendar quarter thereafter, Bank may adjust the Retailer Fee Percentage for each credit-based promotion then offered to Cardholders by Bank if a LIBOR Rate Trigger Movement has occurred since the last adjustment to the applicable Retailer Fee Percentage.  The then-current Retailer Fee Percentage would be adjusted (up or down) by:

(A) in the case of a Retailer Fee Percentage applicable to a “with pay” (and/or “no pay”, if applicable) credit based promotion of less than twelve (12) months in duration, 0.020% (2 basis points) for every 0.25% (25 basis points) movement in the Twelve Month LIBOR above or below the Base Twelve Month LIBOR, multiplied by, the number of months in such credit based promotion;

(B) in the case of a Retailer Fee Percentage applicable to a “with pay” (and/or “no pay”, if applicable) credit based promotion of twelve (12) months or more in duration, 0.014% (1.4 basis points) for every 0.25% (25 basis points) movement in the Twelve Month LIBOR above or below the Base Twelve Month LIBOR, multiplied by, the number of months in such credit based promotion;

(C)  in the case of a Retailer Fee Percentage applicable to an “equal pay” credit based promotion of less than thirty-six (36) months in duration, 0.008% (0.8 basis points) for every 0.25% (25 basis points) movement in the Twelve Month LIBOR above or below the Base Twelve Month LIBOR, multiplied by, the number of months in such credit-based promotion

(D)  in the case of a Retailer Fee Percentage applicable to an “equal pay” credit based promotion of thirty-six (36) months or more in duration, 0.006% (0.6 basis points) for every 0.25% (25 basis points) movement in the Twelve Month LIBOR above or below the Base Twelve Month LIBOR, multiplied by, the number of months in such credit-based promotion

(ii)  For purposes of effecting the above calculation, Bank shall establish the Twelve Month LIBOR for any quarter (the “COF Quarter”) as of the last business day of the calendar quarter immediately preceding the COF Quarter and shall apply the revised Retailer Fee Percentages resulting from such calculation as of the first day of the second month in the COF Quarter.  If the cost of funds adjustment calculation set forth in this Section 5(e) results in a Retailer Fee Percentage that is less than zero, such Retailer Fee Percentage shall, irrespective of such calculation, be deemed to equal zero and Bank shall have no obligation to rebate any amounts to Retailer in connection with the applicable credit-based promotion related to such Retailer Fee Percentage.  For the avoidance of doubt, the adjustment (either up or down) to any Retailer Fee Percentage pursuant to this Section 5(e) will be in addition to any other prior adjustments (either up or down) made to any Retailer Fee Percentage pursuant to Section 5(c).

(f)           For the purposes of this Agreement, the following terms have the following meanings:

“Base Fee Percentage” means, with respect to each Retailer Fee Percentage offered under the Program, the fee percentage set forth in Schedule 5(a) as of the Effective Date (as such Schedule may be amended from time to time to add additional credit based promotions).

“Base Twelve Month LIBOR” shall mean, for any credit-based promotion, (i) from the Effective Date and until the first adjustment to any Retailer Program Fee Percentage pursuant to Section 5.3(d), 2.10%; and (ii) following such first adjustment to any Retailer Program Fee Percentage pursuant to Section 5.3(d), the Twelve Month LIBOR upon which the most recent adjustment to such Retailer Fee Percentage pursuant to Section 2.3(d) was based.

"LIBOR Trigger Movement" means, as of the end of any calendar quarter and after taking into account all movements in the Twelve LIBOR Rate since the last adjustment to any Retailer Program Fee Percentage pursuant to Section 5.3(d), an increase or decrease in the Twelve Month LIBOR, relative to the Base LIBOR, equal to at least 25 basis points (0.25%).

“Twelve Month LIBOR” means, for any date, the twelve (12) month “London Interbank Offered Rate” (LIBOR) as published in The Wall Street Journal in its “Money Rates” section (or if The Wall Street Journal shall cease to be published or to publish such rates, in such other publication as Bank may, from time to time, specify) on such date, or if The Wall Street Journal is not published on such date, on the last day before such date on which The Wall Street Journal is published whether or not such rate is actually ever charged or paid by any entity.

“Retailer Fee Percentage” means the percentage set by Bank used in calculating the Retailer Fee payable in connection with each submission by Retailer to Bank of Charge Transaction Data pertaining to a promotional or non-promotional purchase.

(g)           If (a) at any time, any law, rule or regulation applicable to Bank (or to the credit extended under the Program) is implemented, or (b) Bank reasonably determines that there is a material prospect that any such law, rule or regulation will be implemented, and (c) Bank determines, in good faith, that such law, rule or regulation has had, or is reasonably likely to have, a material adverse effect on Bank’s ability to provide the Program, or to offer certain credit based promotions under the Program, or on Program economics, then Bank may make such adjustments to the Retailer Fee Percentages then available under the Program, or discontinue or replace any impacted credit based promotions, as Bank reasonably believes are necessary to comply with the applicable law, rule or regulation and/or to compensate Bank for any reduction in Program revenue or increase in Program costs that have resulted or are expected to result from the implementation of such law, rule or regulation.  Bank may implement any such substitutions, replacements or adjustments to the credit promotions and/or Retailer Fee Percentages under the Program (i) upon or after Bank’s implementation of the changes to its business, including the Program, that are expected to give rise to the reduction in Program revenue or increase in Program costs, and (ii) on not less than 45 days’ prior written notice to Retailer.

6.           Credit Applications.  Retailer will follow all procedures provided to it by Bank in taking and immediately submitting to Bank credit applications for Accounts, will ensure that all credit applications are signed in person by the applicant, and will provide to each applicant at the time the credit application is submitted a complete and current copy of the applicable terms and conditions and privacy policy that applies to the Account.   Bank may, in its sole discretion, approve or decline any application submitted.

7.           Chargeback Rights of Bank.  Bank will bear all Accountholder credit losses.  However, Bank may charge back to Retailer any transaction when one or more of the following occurs:

(a)           The Accountholder disputes the charge, if Bank has given Retailer an opportunity to respond and Bank determines that the Accountholder’s dispute is valid.

(b)           The Accountholder refuses to pay, based on an assertion of a dispute about the quality of the merchandise or services purchased from, or any act or omission by Retailer, including any alleged breach of warranty provided by or through Retailer.

(c)           The charge does not fully comply with any of (i) this Agreement (or any representations, warranties and covenants set forth herein), (ii) the Operating Procedures and/or (iii) applicable law.

(d)           The charge is disputed, and Retailer cannot supply a copy of the underlying sales receipt or application that resolves the dispute within ten days of Bank’s request.

(e)           Bank determines that any charge does not represent a bona fide sale by Retailer or otherwise involves fraudulent activities by Retailer’s employees, contractors or agents.

(f)           The Accountholder alleges that the Retailer provided false or misleading information (e.g., incorrect information about credit promotions).

(g)           The goods or services purchased have not been delivered, provided or shipped.

(h)           Any credit is submitted where there is no corresponding charge transaction.

(i)           Any disputed or fraudulent charge or credit relates to a transaction where the Accountholder was not physically present at Retailer’s location (e.g., by telephone or via Internet).

(j)           The Accountholder disputes the amount or existence of, or otherwise refuses to pay, all or any portion of the indebtedness resulting from a Card-Not-Present Purchase. “Card-Not-Present Purchase” means a purchase of Retailer’s products and/or services financed on an Account (i) where the person transacting such purchase does not present a Card relating to such Account, but states that he or she is an Accountholder or an authorized user, or (ii) where such purchase constitutes an Absentee Purchase (as defined in Section 2(m)).  Notwithstanding the foregoing, a Card-Not-Present Purchase shall not include the initial purchase financed on an Account on the same day and at the same store location where Accountholder applied to obtain such Account.

(k)           The transaction was submitted to Bank more than thirty (30) days after it occurred.

(l)           The Accountholder or any person disputes the existence of an Account and Retailer cannot provide Bank with an executed application that resolves the dispute within ten days after Bank’s request.

(m)           Bank determines that any warranty made by Retailer pursuant to Section 10 was false or inaccurate in any respect when made.

8.           Ownership of Accounts and Information.  Retailer acknowledges that Bank owns all Accounts, and all information concerning Accountholders, applicants and Accounts obtained in connection with the Program (collectively, “Accountholder Information”), and that Retailer has no ownership rights therein.  Accordingly, Retailer will not represent itself as the owner of, or the creditor on, any Account or Accountholder Information.  Both (i) as a precaution, to confirm Bank’s ownership of Accounts and related documentation, and (ii) to secure payment of and performance by Retailer of any and all indebtedness, liabilities or obligations, now existing or hereafter arising pursuant to this Agreement, including indebtedness, liabilities and obligations that may be deemed to exist in the event of the applicability of Article 9 of the UCC to, and any recharacterization of, any transactions contemplated hereby, Retailer hereby grants to Bank a first priority continuing security interest in any right, title or interest that Retailer may now have or may hereafter be deemed to have in the Accounts and related documentation, in the Reserve Account, in the Collateral Account, and in any goods charged to Accounts which have been returned to Retailer but for which Retailer has not submitted a corresponding credit transaction to Bank, and the proceeds of all of the foregoing.  Retailer authorizes Bank to prepare and file any documentation required to evidence and enforce this security interest, including UCC financing statements, and will sign any related documentation requested by Bank, including without limitation, any intercreditor agreements necessary to ensure that none of Retailer’s other creditors asserts any claim on the Accounts, the Reserve Account or any related documentation.

9.           Retailer Representations, Warranties and Covenants.  Retailer represents, warrants and covenants as follows at all times from the date of this Agreement through the end of the Term (as defined in Section 15):

(a)           Retailer will forward to Bank promptly after receipt, at any time during or following Retailer’s participation in the Program, a copy of any legal proceeding, or any communication relating to an Account received from a Accountholder or from a governmental or regulatory authority.

(b)           Retailer will not permit the sale of extended warranties, service contracts, gift certificates, stored value cards (or reloads), or any other future service or delivery obligation, to be charged to Accounts without Bank’s prior written consent; provided, however, Bank acknowledges and agrees that Retailer currently offers extended warranties to Accountholders under the “Repair and Replacement Service Plan”, which are underwritten by American Bankers Insurance Company of Florida (the “Extended Warranty Program”).  Bank shall have the right to audit the Extended Warranty Program (or any successor thereto agreed to by Bank) not more than once in any calendar year (except following the occurrence and continuation of a default hereunder in which case no such limitation shall apply) at Bank’s expense.  Further, Retailer shall notify Bank promptly (and in advance to the extent practicable) of any material change in the Extended Warranty Program after the Program Commencement Date, or of Retailer’s intention to select a new insurer or underwriter.  Retailer will only be permitted to continue to finance extended warranties or service contracts on Accounts under the Extended Warranty Program if the insurer or underwriter has a rating of “A-” or better, as determined by the A.M. Best rating service (or any successor rating service thereto or, if A.M. Best ceases to publish such ratings, any similar rating provided by a rating service reasonably determined by Bank) (the “A.M. Best Threshold”).  Retailer shall be responsible for ensuring that all extended warranties and service contracts financed on Accounts fully comply with all applicable laws.  If at any time the insurer or underwriter of the Extended Warranty Program fails to satisfy the A.M. Best Threshold, Bank may notify Retailer that Bank is no longer willing to authorize, and Retailer shall cease, financing on Accounts warranties provided under such Extended Warranty Program.  Nothing in this Section 9(b) shall restrict Retailer from selling products subject to normal manufacturer’s warranties included in the standard purchase price.

(c)           Retailer will issue an Account credit (and not give any Accountholder cash), and include the credit in the next day’s transmission of Charge Transaction Data, in connection with any return or exchange of merchandise or services originally charged to any Account.

(d)           On behalf of Bank, Retailer shall (i) retain copies (which may be either physical copies or scanned images) of all charge and credit slips, original completed Card applications, and copies of all Charge Transaction Data submitted to Bank, for at least twenty-five (25) months and thereafter continuously unless after retaining such documents for the twenty-five (25) month period Retailer offers to ship such documents to Bank and Bank authorizes Retailer to destroy them instead;  (ii) retain for forty-eight (48) months from the date of each purchase made on an Account, in electronic or tangible form, a record of such purchase, showing the amount of sales, use or excise tax included in the purchase, and the street address of the physical location (except for Internet sales, which must be identified as such) where the purchase was made, (iii) provide any or all of these records to Bank within three (3) business days following Bank’s request.

(e)           Retailer is in compliance with, and will continue to comply with, all applicable laws, rules and regulations, including but not limited to: laws relating to (i) its sales of merchandise and services; (ii) the advertising or sale of products and services on credit; (iii) point-of-sale practices and representations made by Retailer’s employees and representatives; and (iv) laws relating to privacy and data security.

(f)           Retailer will provide only truthful and complete information to Accountholders regarding Accounts, and will take no action to prevent any amounts charged to any Account from being valid and enforceable against any Accountholder.

(g)           Retailer will properly code all promotional charges and will make any corrections necessary in the event of mistakes and disputes regarding promotions.

(h)           Retailer is and will at all times remain solvent, duly organized, validly existing and in good standing under the laws of its state of formation, will not violate its organizational documents or materially violate any agreements it has with third parties, and will advise Bank promptly of any condition or default under any agreement Retailer has with any third party that may materially affect Retailer’s prospects, continued operations, or property.

(i)           Any and all information previously furnished by Retailer to Bank, or any information subsequently furnished by Retailer, including information provided in any credit application or registration submitted by Retailer for participation in the Program, is or shall be true and correct in all material respects when furnished.

10.           Retailer Presentment Warranties.  Retailer represents and warrants as follows with respect to each submission of Charge Transaction Data to Bank and each underlying transaction;

(a)           All purchases included in such Charge Transaction Data constitute bona fide, arms-length sales by Retailer of the goods or services described therein in the ordinary course of Retailer’s business; Retailer has delivered all the products and fully performed all the services covered by such Charge Transaction Data;

(b)           The charges included in such Charge Transaction Data did not involve a cash advance or goods or services not listed in the applicable invoice or receipt; only goods and services sold by Retailer are included in such Charge Transaction Data; no other credit provider has financed a portion of any sales transaction included in such Charge Transaction Data; the charges represent the entire purchase price of the goods and services identified in such Charge Transaction Data other than a bona fide down payment, deposit, or similar payment paid by cash or check, or financed by any means other than the Account;

(c)           To the best of Retailer’s knowledge, the goods and services covered by such Charge Transaction Data were sold by Retailer to Accountholders or authorized users for personal, family or household purposes;

(d)           Retailer obtained a signed invoice or receipt for each charge included in such Charge Transaction Data;

(e)           All purchases included in such Charge Transaction Data occurred no earlier than two days prior to the submission of such Charge Transaction Data; and all transactions included in such Charge Transaction Data were conducted in accordance with the Operating Procedures, this Agreement and all applicable laws; and

(f)           Each invoice or receipt included in such Charge Transaction Data (or, in the case of Absentee Purchases, if applicable, the purchase information in such Charge Transaction Data) is not invalid, illegible, inaccurate or incomplete and has not been materially altered since being signed or submitted by the Accountholder; the Account number and name of the Accountholder has been accurately printed on each charge slip and has been included in each transmission of Charge Transaction Data; Retailer has obtained a valid authorization from Bank for each purchase (unless otherwise waived by Bank).

11.           Accountholder Information/Confidentiality and Data Security.

(a)           From time to time, Bank will make available to Retailer, or Retailer may capture in the course of operations under the Program, certain fields of Accountholder Information, in connection with Bank’s operation of the Program.  Retailer agrees in each such instance to use the Accountholder Information only on behalf of Bank for purposes of promoting sales under the Program, and only in accordance with applicable law and Bank’s privacy disclosures to Accountholders. Retailer also agrees not to transfer or disclose Accountholder Information to any third party without Bank’s prior written consent.  While Retailer may not make use of Accountholder Information provided to Bank in connection with applications for the Program, nothing in this paragraph is intended to restrict Retailer’s use of its own customer list (or any other information independently developed by Retailer) in any way, which list (or other information) may include information about Accountholders that Retailer obtains on its own in the course of providing goods or services to Accountholders.  Any Accountholder Information provided to Retailer by Bank may not be used to augment Retailer’s own customer files, even where Retailer transmitted this information to Bank on Bank’s behalf.  For the avoidance of doubt, information developed independently by Retailer through the Retailer In-House Program (as defined in Section 16 below) shall not be subject to the provisions of this Section 11.

(b)           Retailer and Bank will each implement and maintain appropriate administrative, technical and physical safeguards to (i) protect the security, confidentiality and integrity of Accountholder Information, in accordance with applicable law, (ii) ensure against any anticipated threats or hazards to the security or integrity of Accountholder Information; and (iii) protect against unauthorized access to or use of Accountholder Information which could result in substantial harm or inconvenience to any Accountholder or applicant.

(c)           Each of Retailer and Bank will be responsible for the acts and omissions of any third party (other than transfers to or on behalf of the other party) to whom it transfers, provides access, or discloses Accountholder Information.  Additionally, Retailer and Bank will each ensure that any third party (other than the other party) who obtains access to Accountholder Information through it, directly or indirectly, signs a written contract including strict restrictions on transfer or disclosure, requirements that the Accountholder Information be used only for the specific purpose for which it was disclosed (which purpose must be in connection with Retailer’s permitted uses hereunder) and data security provisions corresponding to Section 11(b) above.  Bank may engage third parties to perform some or all of Bank’s obligations under this Agreement, including, without limitation the servicing and administration of Accounts, and may share information with such third parties as needed to perform their contracted functions.

(d)            Retailer and Bank shall notify the other party immediately following discovery or notification of any actual or threatened breach of security of the systems maintained by the Retailer and Bank, respectively.  The party that suffers the breach of security (the “Affected Party”) agrees to take action immediately, at its own expense, to investigate the actual or threatened breach, to identify and mitigate the effects of any such breach and to implement reasonable and appropriate measures in response to such breach.  The Affected Party also will provide the other party with all available information regarding such breach to assist that other party in implementing its information security response program and, if applicable, in notifying affected Accountholders.  For the purposes of this subparagraph (d), the term “breach of security” or “breach” means the unauthorized access to or acquisition of any record containing personally identifiable information relating to an Accountholder, whether in paper, electronic, or other form, in a manner that renders misuse of the information reasonably possible or that otherwise compromises the security, confidentiality, or integrity of the information.

(e)           Retailer and Bank, respectively, will use reasonable measures designed to properly dispose of all records containing personally identifiable information relating to Accountholders, whether in paper, electronic, or other form, including adhering to policies and procedures that require the destruction or erasure of electronic media containing such personally identifiable information so that the information cannot practicably be read or reconstructed.

12.           Retailer Information.  The information furnished by Retailer to Bank in connection with this Agreement does and will at all times accurately and fairly present the financial condition and business of Retailer.  Without limiting the foregoing, the following shall apply during the Term:

(a)           If at any time during the Term Retailer’s parent entity, Conn’s, Inc. (the “Guarantor”), which has of even date herewith executed a Corporate Guaranty (the “Guaranty”), a copy of which is attached to this Agreement as Exhibit “A”, is not obligated to, or for any other reason does not, file periodic financial reports with the Securities and Exchange Commission pursuant to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, Guarantor will:

(i)           As soon as practicable but in any event not more than ninety (90) days after the end of each fiscal year, deliver to Bank its audited annual financial statements, including its audited consolidated balance sheet, income statement and statement of cash flows and financial position.

(ii)           As soon as practicable but in any event not more than sixty (60) days after the end of each fiscal quarter, deliver to Bank its unaudited quarterly financial statements, including its unaudited consolidated balance sheet, income statement and statement of cash flows and financial position, accompanied by a certificate from Guarantor’s chief financial officer that such financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly the consolidated financial position of Guarantor as of the end of such fiscal quarter and the results of its operations, subject to normal year end audit adjustments.

(b)           Guarantor will deliver to Bank at the end of each fiscal quarter of Guarantor a compliance certificate setting forth Guarantor’s compliance (or failure to comply) with each financial covenant set forth on Schedule 9(j)(A).  Such certificate shall set forth in reasonable detail the calculation used to establish such compliance (or non-compliance).

(c)           Guarantor will satisfy and fully perform each financial covenant contained on the attached Schedule 9(j)(A) as and to the extent provided for therein.

(d)           Retailer will provide Bank with information of any change of control involving Retailer, or any change in Retailer’s name, business structure or form, principal office, or state of incorporation, within twenty (20) days before the change occurs.

13.           Credit Cards; Processing Terminals.

(a)           Bank will issue in connection with the Program Bank’s “GECAF”-branded Cards (as well as other GECAF-brand Program materials).

(b)           Bank will provide a point-of-sale process, which may include processing terminals, imprinters or other means (each, a “Terminal”), to be used for the authorization and monetary settlement of applications and transactions. Any Terminal provided to Retailer will remain Bank’s property, and Retailer will return them to Bank at Bank’s request.  However, during the time Retailer has possession of the Terminal, Retailer will bear any personal property, use or excise taxes assessed on the Terminal.  Retailer will be responsible for any damage or repair to a Terminal provided to it by Bank, and Retailer will safeguard the Terminal and use it only in accordance with applicable instructions and specifications.  Bank specifically does not grant to Retailer any intellectual property rights associated with the Terminal or other point-of-sale equipment, software or peripherals.

14.           Indemnification.

(a)           Retailer agrees to indemnify, defend and hold harmless Bank and its affiliates, officers, directors, employees, and agents from any losses, liabilities, and damages of any and every kind (including, without limitation, any costs, expenses or reasonable attorneys’ fees incurred by any indemnified party) (“Damages”), to the extent arising out of any claim, complaint, or chargeback (i) made or claimed by an Accountholder with respect to any sale made by, or Charge Transaction Data submitted by, Retailer, (ii) made or claimed by any person or entity with respect to the products or services sold or provided by Retailer, or the advertising or promotion involving such goods or services (excluding those conducted by Bank), (iii) caused by Retailer’s breach of this Agreement,  (iv) caused by Retailer’s failure to comply in any material respect with the terms of the Operating Procedures, (v) caused by any voluntary or involuntary bankruptcy or insolvency proceeding by or against Retailer, (vi) caused by the acquisition by Retailer from Bank, in connection with a charge or credit to an Account, of an Accountholder’s Account number by telephone or by some other means, (vii) caused by Bank’s use of the Marks in accordance with the terms of this Agreement, or (viii) caused by or based on any activities, acts or omissions of any third party to whom Accountholder Information is transferred or made available by or on behalf of Retailer, including without limitation, information transferred or made available to a third party by Bank on Retailer’s behalf.

(b)           Bank agrees to indemnify, defend and hold harmless Retailer and its affiliates, officers, directors, employees, and agents from any Damages to the extent arising out of any claim or complaint based on (i) the failure of Bank’s Accountholder terms and conditions or privacy policy to comply with applicable law; (ii) the products or services sold or provided by Bank, or the advertising or promotion involving such goods or services (excluding those conducted by Retailer, if any), (iii) an applicant’s claim that Bank wrongfully declined his or her credit application; (iv) Bank’s breach of this Agreement; or, (v) any activities, acts or omissions of any third party to whom Accountholder Information is transferred or made available by or on behalf of Bank (excluding Accountholder Information transferred by Bank to Retailer or any third party at Retailer’s request).

(c)           The indemnity provided under this Section 14 shall survive the termination of this Agreement. Notwithstanding anything in Section 14(a) or (b), the foregoing indemnities shall not apply to any Damages suffered by the party to be indemnified, to the extent caused by the gross negligence, willful misconduct or illegal acts of such party.

15.           Term/Termination.

(a)           This Agreement shall continue for a period of three (3) years from the date hereof (the “Term”), and may be extended only by the mutual written consent of the parties.

(b)           Notwithstanding anything in Section 15(a) to the contrary, this Agreement may be terminated as provided below:

(i)           Either party shall have the right to terminate this Agreement upon thirty (30) days prior written notice if the other party breaches this Agreement and, if susceptible of cure, fails to cure such breach within such 30-day period.

(ii)           At anytime during the 90-day period immediately following each anniversary of the Effective Date, Bank shall have the right to terminate this Agreement upon 90 days prior written notice if Net Program Sales (as defined in Schedule 9(j)(B)) during the preceding Program Year do not exceed Fifteen Million Dollars ($15,000,000).

(iii)           Retailer shall have the right to terminate this Agreement on not less than one hundred and twenty (120) days prior written notice if Bank elects not to increase the Credit Review Point pursuant to Section 4(b); provided, that in each case, any such notice of termination is given not more than sixty (60) days after Bank first advises Retailer of such election; provided, further, that as of the first date on which the aggregate outstanding indebtedness for all Accounts exceeds the Credit Review Point then in effect, this Agreement shall automatically and immediately terminate unless the parties shall have mutually agreed in writing to continue the Program.

(iv)           Either party shall have the right to terminate this Agreement on not less than ten (10) days prior written notice if a material adverse change has occurred in the operations, financial condition (including insolvency), business or prospects of the other party hereto, which the other party has determined, in good faith, has had, or is reasonably likely to have, a material adverse effect on the ongoing operation or continued viability of the Program.  In order to be effective, the notice of termination must be delivered within ninety (90) days after the terminating party makes such determination.

(v)           Bank shall have the right to immediately terminate this Agreement if Retailer undergoes a change of control.

(vi)           Bank shall have the right to immediately terminate this Agreement if (x) applicable laws, regulations or other authority regulating Bank’s rate or fee structure change in a manner that is adverse to Bank or are preempted, or (y) Bank determines that the Program does not qualify (or if Bank reasonably determines that there is a material risk that the Program will not qualify) as an “open-end” credit facility under Regulation Z, 12 C.F.R. 226.2(a)(20).

(vii)           This Agreement shall automatically terminate if either party is the subject of bankruptcy, reorganization or similar proceedings, elects to wind up or dissolve its operations, suspends its business, or has a liquidator, trustee or custodian appointed over its affairs.

(viii)           Bank shall have the right to terminate the Agreement upon ten (10) business days’ prior written notice to Retailer if Guarantor fails to satisfy each financial covenant set forth in Schedule 9(j)(A) as and to the extent required therein; provided, that if during such ten (10) business day period Retailer provides to Bank an Eligible Letter of Credit in an amount equal to the then-current Letter of Credit Amount (as defined in Schedule 9(j)(B)), then, as to the specific reporting period within which such default occurred, such default shall be deemed cured.  Additional terms and conditions applicable to any Letter of Credit are set forth on Schedule 9(j)(B) attached hereto.

(ix)           Retailer shall have the right to terminate the Agreement upon ten (10) days’ prior written notice to Bank if Bank (i) raises its internal applicant risk cutoff score (“Radar Score”) above 500 (the “Risk Threshold”) for thirty (30) or more consecutive days and (ii) Bank fails to lower such Radar Score to 500 or less within ten (10) days’ after receipt of notice from Retailer.

(x)           Bank shall have the right to terminate the Agreement immediately upon prior written notice to Retailer if at any time the Guaranty for any reason ceases to be a valid, binding and enforceable obligation of Guarantor.

 (xi)           Retailer shall have the right to terminate the Agreement as set forth below if Bank elects, pursuant to Section 5(c), to (I) increase the Retailer Fee Percentages set forth on Schedule 5(a) (in each case “New Pricing”) or (II) terminate one or more credit based promotions set forth on Schedule 5(a) (as may be amended from time to time as provided for herein) (a “Promotion Termination Event”); provided, that Retailer may not elect to terminate this Agreement under this Section 15(b)(xi) in the case of New Pricing unless such New Pricing would, assuming implementation of such New Pricing on the date such New Pricing is proposed (even if Bank’s notice of New Pricing indicates a later effective date), result in Increased Net Cost of Sales of at least (x) five percent (5%) with respect to the applicable Measurement Period (by way of example, if Retailer’s Net Cost of Sales was 400 basis points for a given Measurement Period and the Net Cost of Sales that would have resulted if the New Pricing had been effectuated at the beginning of such Measurement Period is 421 basis points, then the five percent (5%) Increased Net Cost of Sales threshold would have been exceeded), or (y) fifteen percent (15%) since the Effective Date and; provided further, that such calculation shall exclude any cost of funds adjustments contemplated in Section 5(e).  If the Increased Net Cost of Sales threshold has been exceeded, Retailer may only terminate this Agreement under this Section 15(b)(xi) after it has completed the “Competitive Pricing Procedures”.  For purposes of this Section 15(b)(xi), “Competitive Pricing Procedures” means the following procedures, which shall be implemented if either (i) the Increased Net Cost of Sales threshold has been exceeded, or (ii) a Promotion Termination Event has occurred, and (iii) Retailer asserts that such New Pricing is materially non-competitive.  In such case, Retailer will have sixty (60) days from the date of Bank’s notice to Retailer either setting forth the proposed New Pricing or establishing the existence of a Promotion Termination Event to obtain a bona fide written proposal from an issuer of private label credit programs (“Competing Offer”) and to submit such Competing Offer to Bank.  If Retailer fails to submit a Competing Offer within such period, then Retailer’s option to terminate this Agreement as a result of such New Pricing or Promotion Termination Event, as the case may be, will expire.  If Retailer presents Bank with a Competing Offer and Bank does not materially meet the Competing Offer, then over the sixty (60) day period following Bank’s receipt of the Competing Offer (the “Negotiation Period”), Retailer and Bank will use commercially reasonable efforts to negotiate mutually agreeable New Pricing or, in the case of a Promotion Termination Event, an acceptable replacement promotion(s).  If Retailer and Bank are unable to agree on New Pricing or, in the case of a Promotion Termination Event, an acceptable replacement promotion(s), by the end of the Negotiation Period, then either party may, during the thirty (30) days immediately following the end of the Negotiation Period, give a written notice of termination to the other party.  This Agreement will terminate sixty (60) days after any such termination notice.  In each case, regardless of whether Retailer terminates this Agreement, the New Pricing or, in the case of a Promotion Termination Event, the revised credit promotion offerings, shall become effective immediately upon Bank’s notice thereof to Retailer (unless Bank’s notice of New Pricing or the Promotion Termination Event, indicates a later date) and shall remain effective until the Final Liquidation Date or the date when Bank and Retailer agree on other pricing.  Anything in this Section 15(b)(xi) to the contrary notwithstanding, Retailer acknowledges that Bank is considering eliminating its “Deferred Interest” credit promotion offerings set forth on Schedule 5(a) as of the Effective Date and Retailer agrees that, in such case, so long as Bank replaces any terminated “Deferred Interest” credit promotion with an alternative credit promotion that includes a “billed-and-waived” (or similar) interest structure, that terminating the then existing “Deferred Interest” credit promotions shall not constitute a Promotion Termination Event or otherwise allow Retailer to implement the provisions of this Section.

As used herein “Increased Net Cost of Sales” means, as of any date, the amount (expressed as a percentage) by which the Net Cost of Sales for Retailer that would have resulted if the New Pricing had been effectuated at the beginning of such Measurement Period is greater than the actual Net Cost of Sales for Retailer during the  Measurement Period; “Measurement Period” means, with respect to any date, the 180 day period immediately preceding such date, and  “Net Cost of Sales” means, as of any date, the percentage cost to Retailer of Program-financed sales, expressed in basis points, represented by the quotient, the numerator of which is aggregate Program Fees paid by Retailer during the Measurement Period and the denominator of which is Net Program Sales for such Measurement Period.  Alterations to any Program Fee Percentage as a result of the application of Section 5(e) (and the corresponding increase or decrease in the aggregate amount of Program Fees paid during any period based thereon) shall not be included the calculation of the Net Cost of Sales.

(c)           Notwithstanding termination by either party (i) the terms of this Agreement will continue to apply to any Accounts established or transactions occurring, prior to the effective termination date, (ii) the provisions of Sections 8 (Ownership of Accounts and Information), 11 (Accountholder Information/Confidentiality and Data Security), 14 (Indemnification), 15 (Term/Termination) and 18 (Miscellaneous) will survive, and (iii) Bank may use Retailer’s name and marks for purposes of liquidating, transferring, selling, administering or collecting Accounts. Upon expiration or earlier termination of this Agreement, Bank will have the right, in addition to and without waiving any other rights it may have under the terms of this Agreement or applicable law, to liquidate the Accounts in any lawful manner which may be expeditious or economically advantageous to Bank, including, without limitation, the issuance of a replacement or substitute credit card, transferring or selling the Accounts to any person or soliciting the affected Accountholders to transfer or convert balances to other credit vehicles. Bank may continue to provide the Program following the expiration or termination hereof as Bank reasonably deems necessary to effect any transfer, conversion or substitution of the Accounts; provided, that such continuation shall in no circumstances exceed six (6) months.  Bank may use the Retailer’s names and marks through the Final Liquidation Date (as defined in Section 3(b)) to communicate with Accountholders in connection with any such liquidation, conversion, substitution or sale; provided, that such use shall be limited to (x) the extent necessary to identify the Program as the subject of any communication, including in connection with the conversion of Accounts contemplated above, or (y) continued billing and collections in substantially the same manner as such functions were performed prior to the expiration or earlier termination of this Agreement.

16.           Exclusivity; Right of First Refusal.

(a)           During the Term, Retailer will not (and will cause its affiliates not to) directly or indirectly, accept for payment, promote, sponsor, solicit, permit solicitation of, or make available to consumer customers of Retailer or any of its affiliates or otherwise provide, any consumer credit or charge program, online or internet payment service that in any way competes with the Program (including, without limitation, any credit facility part of any industry program, credit card network or the like) whether or not such Program bears, uses or refers to any trade names of Retailer, other than

(i) any program offered by Bank or an affiliate of Bank,

(ii) any generally accepted multi-purpose credit or charge card or by generally accepted multi-purpose debit or secured cards in each case, such as American Express, MasterCard, Visa and Discover cards (provided that none of the cards referred to in this clause (iy) may be “co-branded,” “sponsored” or “co-sponsored” with Retailer or bear Retailer’s name or marks),

(iii) the Retailer In-House Program; or

(iv) a Second Source Program.

As used herein, “Retailer In-House Program” means the consumer financing program operated by Retailer (or Retailer’s affiliate) the purpose of which is to extend credit offered by Retailer (or Retailer’s affiliate) to Retailer’s customers for purposes of financing purchases of Retailer’s goods and services; and,  “Second Source Program” means any consumer credit program, including the Retailer In-House Program, that is available only to persons who submitted properly completed applications for an Account to, and were rejected by, Bank immediately preceding such person’s application to such other credit program.

17.           Rights in Technology; Cross-Licenses of Technology.  Each of Retailer and its affiliates and Bank and its affiliates shall own exclusively all technology owned by such party at the time that such technology is provided for use in establishing, developing or administering the Program, all changes made by such party with respect thereto, and any new technology created by such party in connection therewith (in the case of Retailer and its affiliates, the “Retailer Technology”, and in the case of Bank and its affiliates, the “Bank Technology”).  Each of Retailer and Bank grant to the other and its respective affiliates a non-exclusive, royalty-free, fully paid up, non-assignable, non-sublicensable, worldwide right and license to use the Retailer Technology or Bank Technology, as applicable, to the extent necessary or convenient to comply with the licensee’s obligations under the Agreement.    This license shall expire at the end of the Term.  Upon the expiration of this license, each licensee party shall return to the licensor party (or, at the licensor party’s option, shall destroy) the licensor’s technology then in the licensee’s possession or control.  Neither party shall have any right to reverse engineer, decompile or disassemble the technology licensed to it hereunder.  The limited licenses granted under this Section 17 are AS IS and without any express or implied warranty of any kind. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH LICENSING PARTY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OF TITLE, NON-INFRINGEMENT, AGAINST INTERFERENCE OF ENJOYMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, LACK OF REASONABLE EFFORT AND/OR LACK OF NEGLIGENCE.

18.           Miscellaneous.

(a)           Assignability. Retailer may not assign this Agreement, or its rights or obligations hereunder without the prior written consent of Bank.   Bank may, without Retailer’s consent, assign this Agreement to an affiliate, transfer or securitize all or any portion of the Accounts or any related rights or interests therein.  Bank may also use subcontractors to perform obligations of Bank hereunder, but any such subcontracting will not relieve Bank of its obligations to Retailer hereunder.

(b)           Amendment. This Agreement may not be amended except by written instrument signed by Retailer and Bank.

(c)           Nonwaiver; Remedies Cumulative. No delay by any party hereto in exercising any of its rights hereunder, or in the partial or single exercise of such rights, shall operate as a waiver of that or any other right.  No right under any provision of this Agreement may be waived except in writing and then only in the specific instance and for the specific purpose for which such waiver was given.  The rights and remedies provided for in this Agreement are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided for by law or in equity.

(d)           Governing Law. Except to the extent superseded by federal law applicable to banks or savings associations, this Agreement and all rights and obligations hereunder, including, but not limited to, matters of construction, validity and performance, shall be governed by and construed in accordance with the laws of the State of Utah, without regard to principles of conflicts of laws.  THE PARTIES HERETO WAIVE THEIR RIGHT TO REQUEST A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING IN ANY COURT OF LAW, TRIBUNAL, OR OTHER LEGAL PROCEEDING ARISING OUT OF OR INVOLVING THIS AGREEMENT, OR ANY DOCUMENT DELIVERED IN CONNECTION HEREWITH, OR RELATING TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(e)           Further Assurances. Each party hereto agrees to execute all such further documents and instruments and to do all such further things as any other party may reasonably request in order to give effect to and to consummate the transactions contemplated hereby.

(f)           Notices. All notices, demands and other communications provided for in this Agreement shall be in writing or (unless otherwise specified) by telephonic facsimile transmission and shall be sent by certified mail or nationally-recognized overnight courier, or delivered to the other party, in the case of Retailer, at the address set forth in the preamble above, and in the case of Bank, to the address set forth in the preamble above, Attn: President, with a copy to  GE Money Sales Finance, 950 Forrer Blvd., Kettering, OH 45420, Attn: Counsel or, in either case at such other address as shall be designated by such party in a written notice given to all other parties in accordance with the terms of this Section.  All such notices and communications if duly given or made, when sent by certified mail, shall be effective three business days after deposit in the mails, when sent by overnight courier shall be effective one business day after delivery to such overnight courier, and otherwise shall be effective upon receipt.

(g)           Exchange of Information.  Bank may exchange information about Retailer or any of the other persons listed above in this Section with other financial institutions, credit, or trade associations.  Additionally, Retailer hereby authorizes Bank to audit and monitor its administration and promotion of the Program through anonymous requests to open or use Accounts under the Program and by other means.

(h)           Financial Accommodation.  Retailer acknowledges that this Agreement is a financial accommodation contract for the benefit of Retailer, which means that it is not intended to be subject to assumption by a debtor in possession in bankruptcy.

(i)           Value-Added Programs/Products.  Bank and Bank’s affiliates may market or may authorize third parties to market (i) additional products and services that do not compete with the products or services produced or sold by Retailer to Accountholders, via direct mail, billing inserts and otherwise and may finance such products or services on Accounts, and (ii) additional credit and financial products and services that do not compete with the products or services produced or sold by Retailer (including without limitation a general purpose bankcard) to customers at the point of sale or as a companion product for an established Account. Bank may not use the Marks (as defined in Section 18(l)) or Guarantor’s or Retailer’s name in any such solicitations without the express written consent of Guarantor (in the case of the Marks or Guarantor’s name) or Retailer (in the case of Retailer’s name) and, in such case, Bank shall follow any guidelines provided by the applicable party in respect thereof. Retailer will have no rights with respect to any proceeds of such additional products and services.

(j)           No Consequential Damages.  Except with respect to indemnification of third party claims, confidentiality/security obligations and exclusivity obligations set forth herein, (i) in no event shall the indemnifying party be liable to the indemnified party for any consequential damages arising from the indemnifying party’s actions under this Agreement, and (ii) both parties waive any claim for punitive damages arising from the other party’s actions under this Agreement.

(k)           Force Majeure.  Neither party shall be deemed to be in breach of this Agreement if it fails to make any payment or perform any other obligation and such failure is a result of a force majeure event.  As used herein, “force majeure event” shall mean any of the following: acts of God, fire, earthquake, acts or war or terrorism, explosion, accident, nuclear disaster, riot, material changes in applicable laws or regulations, including but not limited to a change in state or federal law, or other event beyond a party’s reasonable control, rendering it illegal, impossible or untenable for such party to perform as contemplated in, or to offer the Program on the terms contemplated under, this Agreement.

(l)           Use of Marks.  Guarantor hereby grants Bank a nonexclusive, royalty-free license to use its (or its subsidiaries) names and any related marks, tradestyles, trademarks, service marks, logos or similar proprietary designations as the same currently exist and as they may be amended or adopted by Guarantor from time to time (“Marks”) in connection with the establishment, administration and operation of the Program, and in connection with the ownership, liquidation or transfer of Accounts created pursuant hereto, during and after the term of this Agreement (including, without limitation, the exercise by Bank of its rights and fulfillment of its obligations under this Agreement and under applicable law).  Any such use of the Marks by Bank shall be subject to the prior written consent of Guarantor, which shall not be unreasonably withheld or delayed.  Without the prior written consent of Bank, Retailer may not use Bank’s (or any affiliate thereof) names or any related marks, logos or similar proprietary designations; provided, that Retailer may use Bank’s business name, in the nominative sense, in connection with any credit disclosure verbiage included in any advertising of the Program.   If Bank consents to a use other than in the nominative sense, Retailer shall comply with all guidelines established by Bank (including as may be set forth in a website designated by Bank) applicable to such use.  Any such consent, including any limitations, shall remain valid until the earlier of termination of this Agreement of Bank’s written withdrawal thereof.  In addition, the parties shall consult with each other before they, or any affiliate or agent, draft any press release or public statement with respect to this Agreement or the Program and no such press release or public statement shall be issued prior to receiving express written approval of the other, except, in each case, as may be required by applicable law or regulation.

(m)           Credit Approval.  With respect to any credit approval mechanism or process employed by Bank in connection with the Program, Retailer acknowledges that it is a “service provider” for Bank for purposes of communicating credit decisions to Retailer’s customers.

(n)           Incorporation of Schedules.  Each Schedule attached hereto is hereby incorporated by reference.

(o)           Entire Agreement.  This Agreement (together with the schedules and appendices, if any, attached hereto) is the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior understandings and agreements whether written or oral.  This Agreement supersedes any prior agreement between the parties and will govern all prior transactions, including all transactions previously submitted to Bank, regardless of the date of submission.  For the avoidance of doubt, the provisions of this Section shall not serve to supersede or otherwise effect the Guaranty.  If any provision of this Agreement is held to be invalid, void or unenforceable, all other provisions shall remain valid and be enforced and construed as if such invalid provision were never a part of this Agreement.

(p)           Confidentiality.  All material and information supplied by one party to the other party under this Agreement, including, but not limited to, information concerning a party’s marketing plans, objectives or financial results (“Confidential Information”), is confidential and proprietary.  All such information will be used by each party solely in the performance of its obligations and exercise of its rights pursuant to this Agreement.  Each party will receive Confidential Information from the other party in confidence and will not disclose such Confidential Information to any third party, except (i) as contemplated under this Agreement; (ii) as may be agreed upon in writing by the party providing such Confidential Information; (iii) in the case of Bank, to an affiliate of Bank; (iv) to the extent necessary, in exercising or enforcing its rights; or (v) as required by law.  Each party will use its best efforts to ensure that its officers, employees, and agents take such action as will be necessary or advisable to preserve and protect the confidentiality of Confidential Information.  Upon written request after the Final Liquidation Date, each party will return to the party providing such Confidential Information all such Confidential Information in its possession or control.  Confidential Information will not include information in the public domain and information lawfully obtained from a third party.

IN WITNESS WHEREOF, Bank and Retailer have caused this Agreement to be executed by their respective officers thereunto duly authorized by all requisite corporate action as of the date first above written.  Guarantor has executed this Agreement to confirm its agreement as to Sections 12(a), (b) and (c) and 18(i) and (l) and Schedule 9(j)(A) only, and for no other reason, and Guarantor acknowledges and agrees that, except for the provisions applicable to it under Sections 18 (i) and (l), Guarantor shall have no rights whatsoever under this Agreement.  Each of Bank, Retailer and Guarantor represent and warrant that upon execution by each party, this Agreement will constitute a legal, binding obligation of such party, enforceable against such party in accordance with its terms.

GE MONEY BANK By: /s/ Glenn P. Marino Its: Executive Vice-President	CONN APPLIANCES, INC. By: /s/ Timothy L. Frank Its: President
CONN’S, INC. By: /s/ Timothy L. Frank Its: President and Chief Operating Officer

SCHEDULE 5(a)
TO
RETAILER PROGRAM AGREEMENT

Initial Approved Credit-Based Promotions

A.           Non-Promotional Credit Offer: 25-Day Deferred Interest; Retailer Fee Percentage: 0%

B.           Credit-Based Promotions:

Promotional Term	Retailer Fee Percentage
	With Pay/Deferred Interest	Equal Pay/No Interest
3 Month	0.50%	N/A
6 Month	1.75%	N/A
12 Month	4.47%	5.48%
18 Month	7.07%	8.38%
24 Month	10.30%	10.90%
36 Month	N/A	15.10%

SCHEDULE 5(e)
TO
RETAILER PROGRAM AGREEMENT

Interest Rate Adjustor Calculation Examples

Hypothetical #1:  6 Month No Pay With Interest Promotion

	12 Month LIBOR Rate	Promotional Rate
Program Commencement Date	2.00%(Base 12 Month LIBOR)	4.09%
One Quarter Later	2.69%	4.33%
Two Quarters Later	1.55%	3.97%

Hypothetical #2:  12 Month With Pay Deferred Interest Promotion

	12 Month LIBOR Rate	Promotional Rate
Program Commencement Date	2.00%(Base 12 Month LIBOR)	3.49%
One Quarter Later	2.69%	3.83%
Two Quarters Later	1.55%	3.32%

Hypothetical #3:  24 Month Equal Pay Promotion

	12 Month LIBOR Rate	Promotional Rate
Program Commencement Date	2.00%(Base 12 Month LIBOR)	6.65%
One Quarter Later	2.69%	7.03%
Two Quarters Later	1.55%	6.46%

Hypothetical #4:  48 Month Equal Pay Promotion

	12 Month LIBOR Rate	Promotional Rate
Program Commencement Date	2.00%(Base 12 Month LIBOR)	12.83%
One Quarter Later	2.69%	13.41%
Two Quarters Later	1.55%	12.54%

SCHEDULE 9(j)(A)
TO
RETAILER PROGRAM AGREEMENT

Financial Covenants

Minimum  Fixed  Charge  Coverage  Ratio.  Guarantor shall maintain on a consolidated basis a Fixed Charge Coverage Ratio at least equal to 1.5:1.0 measured quarterly as of the last day of each Fiscal Quarter on a trailing twelve month basis.

Maximum  Leverage  Ratio.  Guarantor shall maintain on a consolidated basis a Leverage Ratio not greater than 3.0:1.0 for each Fiscal Quarter, measured as of the last day of such Fiscal Quarter.

Reporting:  In order to establish compliance with the Financial Covenants set forth above, Guarantor shall deliver to Bank: (i) within forty five (45) days after the end of each fiscal quarter of Guarantor (other than Guarantor’s fourth Fiscal Quarter), a certificate, signed by Guarantor’s Chief Financial Officer and in a form satisfactory to Bank, establishing Guarantor’s compliance or non-compliance with each Financial Covenant for such fiscal quarter, and (ii) within ninety (90) days after the end of Guarantor’s fourth fiscal quarter during each fiscal year, a certificate, signed by Guarantor’s Chief Financial Officer and in a form satisfactory to Bank, establishing Guarantor’s compliance or non-compliance with each Financial Covenant for such fiscal quarter.

As used in this Schedule, the following terms have the meanings given as set forth below.  Any capitalized terms not otherwise defined below, shall be given the meanings ascribed to such terms in the Credit Facility, as such document was filed with the Securities and Exchange Commission on August 20, 2008.

Borrowed Money:  with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the  lending  of money by any person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are  customarily  paid (excluding trade payables owing in the Ordinary Course of Business and obligations  owing to Flooring Lenders), or (iv) was issued or assumed as full or partial payment for any kind of property;  (b) Capital Leases; (c)  reimbursement  obligations  with  respect to  letters  of  credit;  and (d) guaranties of any Debt of the foregoing types owing by another person.  In no event shall Debt incurred under or in connection with the Existing Securitization Facility constitute Borrowed Money.

Capital Expenditures:  all liabilities  incurred,  expenditures made or payments due  (whether or not made) by any Borrower or any of its Subsidiaries for the acquisition of any fixed assets, or any improvements,  replacements, substitutions or additions thereto with a useful life of more than one year, including the principal portion of Capital Leases.

Capital  Lease:  any lease  that is  required  to be  capitalized  for financial  reporting  purposes  in accordance with GAAP.

Contingent Obligation: any obligation of a person (without duplication) arising from a guaranty,  indemnity or other assurance of payment or performance of any Debt, lease, dividend or other  obligation  ("primary  obligations") of another  obligor  ("primary  obligor") in any manner, whether directly or indirectly,  including  any  obligation  of such person under any (a)  guaranty, endorsement,  co-making  or sale with  recourse  of an  obligation  of a primary obligor;  (b) obligation to make take-or-pay or similar  payments  regardless of non-performance  by any other party to an agreement;  and (c)  arrangement (i) to purchase any primary obligation or security  therefor,  (ii) to supply funds for the purchase or payment of any primary  obligation,  (iii) to maintain or assure working capital,  equity capital,  net worth or solvency of the primary obligor, (iv) to purchase any kind of property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation,  or (v) otherwise to assure or hold  harmless the holder of any primary  obligation  against loss in respect thereof.  The  amount  of any  Contingent  Obligation  shall be deemed to be the stated or  determinable  amount of the  primary  obligation  (or,  if less,  the maximum  amount  for  which  such person may be liable  under  the  instrument evidencing the Contingent  Obligation)  or, if not stated or  determinable,  the maximum reasonably anticipated liability with respect thereto.

Credit Facility:  means the LOAN AND SECURITY AGREEMENT, dated as of August 14, 2008, between Borrowers and certain financial institutions as parties thereto from time to time as Lenders, BANK OF AMERICA,  N.A., as  Administrative  Agent, JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Syndication Agent, and CAPITAL ONE, N.A., as Co-Documentation Agent.

Debt: as applied to any person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capital Leases, but excluding trade payables incurred and being paid in the Ordinary Course of Business and amounts owed to Flooring Lenders on account of Flooring Arrangements paid in the Ordinary Course of Business; (b) all Contingent Obligations; (c) all reimbursement obligations in connection with letters of credit issued for the account of such person; and (d) in the case of any Borrower, the obligations under the Credit Facility.  The Debt of a person shall  include any recourse Debt of any partnership in which such person is a general  partner or joint venturer.

EBITDAR:  determined  on  a  consolidated  basis for Parent and its Subsidiaries for the trailing 12 month  period measured as of the end of any Fiscal Quarter of Parent, net income, calculated before interest expense, provision for income taxes, depreciation and amortization expense, stock based compensation, book rent expense,  gains or losses arising from the sale of capital assets, any extraordinary  gains  or  losses (in each case, to the extent included in determining net  income), and any fair value adjustments,  and reduced to the extent the Borrowers' recorded loss reserve measured as of the end of any Fiscal Quarter is less than the EBITDAR Loss Reserve measured as of the end of the same Fiscal Quarter.

EBITDAR Loss Reserve: at any date is the sum of (i) Net Charge-Offs for the 12 month period ending on the measurement  date, plus (ii) the net change in Net Balances over 180 days past due for the 12 month  period  ending  on the measurement date.

Existing Securitization Facility:  the  receivables  financing facility established  pursuant to the Indenture and the "Transaction Documents" as defined therein.  As used in this definition, “Indenture” means the Base Indenture  dated  September 1, 2002 between the Receivables SPV and Wells Fargo Bank, National Association, together with all amendments, modifications and supplements thereto.

Fixed  Charge  Coverage  Ratio:  the  ratio, determined on a consolidated  basis  for  Parent  and  its Subsidiaries  for the most recent four Fiscal Quarters, of (a) EBITDAR minus unfinanced Net Capital Expenditures, to (b) Fixed Charges.

Fixed   Charges:    the   sum   of   interest   expense   (other   than payment-in-kind), scheduled/amortized principal payments made on Borrowed Money, un-scheduled  principal  payments made on Borrowed Money (other than payments on account of the  Obligations or any other  revolving  Debt permitted  hereunder), book rent expense, cash income taxes paid, and Distributions made.

Leverage  Ratio:  the ratio, determined as of the end of any  Fiscal Quarter for the Parent and its  Subsidiaries,  of (a) the sum of (i)  Borrowed Money (other than Contingent Obligations)  as of the last day of such quarter, and (ii) the product of 8 multiplied by the trailing 12 month book rent expense for such Fiscal Quarter, to (b) EBITDAR for such Fiscal Quarter.

Net Capital  Expenditures:   Capital  Expenditures less net proceeds received from the sale of any fixed assets.

SCHEDULE 9(j)(B)
TO
RETAILER PROGRAM AGREEMENT

Letter of Credit

(a)           At any time during the Letter of Credit Period, Bank shall have the right to request that Retailer deliver to Bank, within ten business (10) days of such request, an Eligible Letter of Credit in an amount equal to (i) Two Hundred Thousand Dollars ($200,000), in the event the Letter of Credit Event occurs during the first Program Year (as defined below), or (ii) the product of Net Program Sales for the immediately preceding twelve-month period multiplied by three percent (3%), in the event the Letter of Credit Event occurs after the first Program Year (such amount, the “Letter of Credit Amount”).  During any Letter of Credit Period, Bank shall have the right to re-calculate the Letter of Credit Amount at the end of every other calendar quarter; provided, that Bank may recalculate the Letter of Credit Amount more frequently if Bank reasonably determines that such recalculation is appropriate based on a material increase in Net Program Sales during any quarter (but in no event may Bank conduct any such recalculation more frequently than quarterly).  If, during the Letter of Credit Period, an event shall occur which would cause any Letter of Credit previously delivered to Bank to cease to be an Eligible Letter of Credit or no longer be in an amount equal to or greater than the Letter of Credit Amount, then within ten (10) business days of the earlier of (i) the date on which Retailer first learns of the occurrence of such event; or (ii) the date on which Retailer first receives notice thereof from Bank, Retailer shall cause a substitute Eligible Letter of Credit to be issued and delivered to Bank in a face amount equal to or greater than the Letter of Credit Amount.  On or before forty-five (45) days prior to the expiration of each Letter of Credit provided to Bank, Retailer shall cause a substitute Eligible Letter of Credit to be issued and delivered to Bank in a face amount equal to or greater than the Letter of Credit Amount.  Any amounts drawn under a Letter of Credit hereunder in excess of the amounts due Bank hereunder shall be held by Bank in a non-interest bearing account on Bank’s books (the “Collateral Account”) and shall secure Retailer’s full and prompt payment of all further amounts due hereunder.  If, during the Letter of Credit Period, Retailer fails to pay any amounts hereunder when due, Bank may immediately, and without prior notice to Retailer, further draw on the Letter of Credit or, if applicable, debit any such unpaid amount from any amounts then remaining in the Collateral Account.  In addition, if, during the Letter of Credit Period, Retailer fails to provide a substitute or replacement Eligible Letter of Credit as required by this Schedule 9(j)(B) or if Retailer is in default under the Agreement, including filing for bankruptcy protection or having an involuntary bankruptcy proceeding initiated against it, Bank may draw on the full amount available under the Letter of Credit, apply any amounts received in such drawing against Retailer’s outstanding obligations hereunder, and credit the Collateral Account with the amount equal to any remaining balance.  Bank’s security interest in the Collateral Account shall be in addition to any right of setoff or recoupment that Bank may otherwise have under the Agreement or applicable law.  The obligations under this Schedule 9(j)(B) shall apply at all times until the end of the Letter of Credit Period, at which time, Bank shall (x) surrender any outstanding Letter of Credit to Retailer, and (y) pay to Retailer an amount equal to the amount remaining in the Collateral Account, if any.

(b)           For the purposes of this Schedule 9(j)(B), the following terms shall have the following meanings:

“Eligible Letter of Credit” means a standby irrevocable Letter of Credit in form reasonably acceptable to Bank, satisfying the following conditions: (i) the Letter of Credit shall not expire earlier than the first anniversary of the date of its issuance or the date of any renewal thereof; (ii) the Letter of Credit shall be issued or confirmed by a bank reasonably acceptable to Bank which is chartered under the laws of the United States and maintains offices located in the continental United States; (iii) the Letter of Credit shall expressly permit multiple draws; (iv) the Letter of Credit shall be assignable and transferable; and (v) payment under the Letter of Credit shall be made at the issuing or confirming bank’s counters at one or more offices located in the continental United States upon presentation of a draft with an accompanying certificate from any officer of the Letter of Credit beneficiary to the effect either:

(A) that Retailer has failed to renew the Letter of Credit or provide a substitute Letter of Credit in accordance with this Schedule 9(j)(B) and that the amount of the draft is less than or equal to the full undrawn amount of the Letter of Credit;

(B) that Retailer has failed to pay any amounts due under the Agreement and that the amount of the draft is equal to or less than the past due amounts;
(C) that Retailer is in default under the Agreement or a Letter of Credit Event has occurred and that the amount of the draft is less than or equal to the full undrawn amount of the Letter of Credit; or
(D) that Retailer has filed, is placed in or otherwise is subject to any bankruptcy or similar state or federal reorganization provision.

“Letter of Credit” means each letter of credit provided by Retailer to Bank in support of Retailer’s obligations under the Agreement, as the same may be amended from time to time.

“Letter of Credit Event” means Retailer’s breach of any of the financial covenants set forth in Schedule 9(j)(A).

“Letter of Credit Period” means the period of time between the occurrence of a Letter of Credit Event and the earlier of (i) the end of the Remediation Period and (ii) the date which is one hundred eighty (180) days after the later of (x) expiration of this Agreement, and (y) sixty (60) days after the expiration of any credit promotional period relating to a purchase financed under the Program, unless Bank, in its sole discretion, determines to shorten such period.

“Net Program Sales” means, for any given period, the aggregate amount of sales to Accountholders resulting in charges to Account during such period less aggregate credits to Accounts during such period, in each case reflected in Charge Transaction Data.

“Remediation Period” means a nine-month period beginning after the occurrence of a Letter of Credit Event throughout which Retailer has been in full compliance with the financial covenants set forth in Schedule 9(j)(A).

EXHIBIT A
FORM OF

CORPORATE GUARANTY

For value received and to induce GE Money Bank (“GEMB”) to lend money or otherwise extend financial accommodations to or for the benefit of Conn’s, Inc., a Delaware corporation located at 3295 College Street, Beaumont, Texas 77701 (herein called the “Debtor”), the undersigned ("Guarantor") hereby absolutely and unconditionally guarantees payment to the GEMB when due (whether at scheduled maturity, by declaration or otherwise) of any and all indebtedness, liabilities and obligations now or hereafter owing by Debtor to GEMB under or in connection with that certain Retailer Program Agreement, dated as of April 16, 2009 (the “Program Agreement”), by and between GEMB and Conn Appliances, Inc., including interest, penalties, and/or damages thereon (collectively herein called the "Guaranteed Debt").  This Guaranty is a guaranty of payment and not merely of collection.

Guarantor hereby waives presentment, demand and protest; notice of acceptance of this Guaranty; notice of the creation of any Guaranteed Debt, of any default and of protest, dishonor, or other action taken in reliance hereon; all demands and notices of any kind in connection with this guaranty of the Guaranteed Debt; and all diligence in collection or protection of or realization upon any of the Guaranteed Debt.

GEMB may, from time to time, either before or after any notice of discontinuance of this Guaranty, without notice to or consent of Guarantor and without in any way affecting any of Guarantor’s liability or GEMB’s rights hereunder:  (a) alter, accelerate, extend, renew, or change the time, place, manner or terms of payment of, or grant indulgences with respect to, any of the Guaranteed Debt; (b) obtain the primary or secondary liability of any party or parties, in addition to Guarantor, with respect to any of the Guaranteed Debt; (c) release or compromise any liability of Debtor or any other party or parties primarily or secondarily liable on any of the Guaranteed Debt; (d) release, foreclose on or otherwise enforce GEMB’s liens on any collateral securing any of the obligation of Debtor to GEMB, whether or not covered hereby; (e) apply to the Guaranteed Debt in such manner as GEMB shall determine any sums received by it from Debtor or from any other source to be applied to Debtor’s obligations; or (f) resort to Guarantor for payment of any or all of the Guaranteed Debt, whether or not GEMB shall have resorted to any property securing any of the Guaranteed Debt or shall have proceeded against Debtor, any other guarantor or any other party primarily or secondarily liable on any of the Guaranteed Debt.

This Guaranty shall be a continuing guaranty and shall be binding upon Guarantor regardless of how long before or after the date hereof any Guaranteed Debt was or is incurred.  Guarantor’s obligations hereunder shall cease as of the effective date of the expiration or earlier termination of the Program Agreement (the “Guaranty Termination Date”).  As of such date Guarantor's obligations hereunder shall be limited to (a) Guaranteed Debt outstanding or contracted or committed for (whether or not outstanding) on or before the Guaranty Termination Date; (b) any extensions, renewals or modifications of such Guaranteed Debt; and (c) any additional fees and expenses incurred by GEMB (including attorneys' fees and costs in seeking to enforce or collect such Guaranteed Debt).

Guarantor agrees that this Guaranty shall continue to be effective, or shall be reinstated as the case may be, if at any time any payment to GEMB of any of the Guaranteed Debt is rescinded or must be restored or returned by GEMB upon the insolvency, bankruptcy or reorganization of Debtor, all as though such payment had not been made.  Guarantor hereby irrevocably waives all claims it has or may acquire against Debtor in respect of the Guaranteed Debt, including rights of exoneration, reimbursement and subrogation.

This Guaranty is assignable by GEMB and shall inure to the benefit of GEMB, its successors and assigns.  If more than one party shall execute this Guaranty, then the term "Guarantor" shall mean all parties executing this Guaranty, and all such parties shall be jointly and severally obligated hereunder.  This Guaranty may not be assigned by Guarantor without the express written consent of GEMB, which consent will be given or withheld in GEMB's sole discretion.

If at any time during the term of the Program Agreement Guarantor is not obligated to, or for any other reason does not, file periodic financial reports with the Securities and Exchange Commission pursuant to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, upon GEMB's request, Guarantor shall provide such financial statements and other information relating to Guarantor's operations and financial condition as GEMB may request from time to time.

This Guaranty may not be amended except by written instrument signed by GEMB and Guarantor.  No delay by GEMB in exercising any of its rights or partial or single exercise of its rights shall operate as a waiver of that or any other right.  The exercise of one or more of GEMB's rights shall not be a waiver of, nor preclude the exercise of, any rights or remedies available under this Guaranty, in law, or in equity.

All notices, demands and other communications hereunder shall be in writing and shall be sent by facsimile or nationally recognized overnight courier service addressed to the party to whom such notice or other communication is to be given or made at such party’s address as set forth in this Guaranty, or to such other address as such party may designate in writing to the other party from time to time in accordance with the provisions hereof and shall be deemed effective upon actual receipt.

This Guaranty and all rights and obligations hereunder shall be governed by and construed in accordance with the substantive laws of the State of Utah.  If any provision of this Guaranty is held to be invalid, void or unenforceable, all other provisions shall remain valid and be enforced and construed as if such invalid provision were never a part of this Guaranty.  Guarantor agrees to pay all expenses (including attorneys’ fees and legal expenses) incurred by GEMB to collect the Guaranteed Debt and in enforcing this Guaranty.

Guarantor hereby represents and warrants that it has the requisite corporate power, authority and legal right to execute, deliver and perform this Guaranty, and Guarantor has taken all necessary corporate action to authorize such execution, delivery and performance.  This Guaranty violates no contractual provisions entered into by Guarantor, nor any law.  No consent of any other person (including, without limitation, stockholders or creditors of Guarantor), and no consent, license, permit, approval or authorization of, exemption by, or registration, filing, or declaration with, any governmental authority, is required in connection with the execution, delivery, performance, validity or enforceability of this Guaranty or against the Guarantor.  This Guaranty has been duly executed and delivered by Guarantor and constitutes the legal, valid and binding obligation of Guarantor enforceable against it in accordance with its terms.

CONN’S INC.

Date: April 16, 2009	By: /s/ Timothy L. Frank
Title: President and Chief Operating Officer

Addresses for Notices:

To GEMB:	To Guarantor:

GE Money Bank	Conn’s, Inc.
4246 South Riverboat Road, Suite 200	3295 College Street
Salt Lake City, Utah 84123	Beaumont, Texas 77701
Attention: President	Attention: Chief Financial Officer

cc: GE Capital, Sales Finance
950 Forrer Blvd.
Kettering, OH 45420
Attn: Counsel